Exhibit 10.2

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is entered into this 7th day of September, 2007 between Mobius Risk Group, LLC; a Texas Limited Liability Company having its principal place of business at Three Riverway, Suite 1700, Houston, Texas, 77056 (“Mobius”) and Medical Discoveries, Inc. (the “Company”); a Utah Corporation having its principal place of business at 1338 South Foothill Drive # 266, Salt Lake City, Utah 84108.

WHEREAS the Company desires obtaining certain professional services more particularly described herein from Mobius and, to this end, engaging the services of Mobius;

AND WHEREAS the parties seek to enter into a formal Services Agreement which will include final terms and conditions set forth in a definitive agreement;

AND WHEREAS the parties set forth here in writing the basis of their relationship to clearly affect the supply and purchase of such services;

NOW THEREFORE in consideration of the premises and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

Scope of Work

The Company is currently engaged in and developing a business to grow, produce, manufacture, and sell seed oils; including but not necessarily limited to seed oil produced from the seed of the Jatropha plant (Jatropha Curcas), for the purpose of providing feedstock oil intended for the production of methyl ester, otherwise known as biodiesel, as either a fuel or industrial solvent; along with other related byproduct commodities including seed meal and plant-based biomass.

In support of the Company’s stated objectives, Mobius will perform the following tasks:

1.
Trait Selection & Propagation Research Program. On behalf of the Company, Mobius will manage and supervise a research and development (R&D) program contracted by the Company and conducted by the University of Texas Pan American (UTPA) regarding location, characterization, and optimal economic propagation of the Jatropha Curcas species. The research and development program will be aimed at achieving the following tasks:

a.	Location of native Mexican, Caribbean & Central American stands of Jatropha for the purpose of harvesting and collecting seeds and stems for R&D and bulk collection purposes,
b.	Identification of national and international 3rd-party sources of Jatropha seed & stem samples and the acquisition of said samples for R&D and bulk collection purposes,
c.	Consulting assistance in the Company’s rapid seed & specimen collection and planting in Texas, Mexico, the Caribbean and Central America production nurseries, and

d.	Initiation and completion of greenhouse & field studies aimed at assessing and augmenting,
i.	Seedling maturation rates,
ii.	Seed production rates, and
iii.	Seed oil content

2.
Growing Operations Start-Up Program. Mobius will manage and supervise the creation, planning, construction, and start-up of plant nurseries and seed production plantations in two geographical areas that may include either South Texas, the Yucatan Peninsula of Mexico (Merida), the Caribbean or Central America. The specific two geographic areas of operations will be selected by the Company. Nursery operations are intended to support the start-up of two (2) plantations of approximately 1,000-Hectares (Ha) each. Mobius will manage and supervise activities in the selected geographic areas, as well as the contractors and consultants selected and contracted by the Company to perform the following tasks:

a.	Growing Operations – Nursery Start-Up
i.	Identification of potential plant nursery sites and assistance with final site selections, and;
ii.	Preparation and documentation of plant nursery site designs & logistics plans, and;
iii.	Nursery sites land clearing and construction & operations set-ups, and;
iv.	Harvesting of native Jatropha bulk seeds and stems and transferring to and planting at nurseries, and;
v.	Negotiating, purchasing, and transferring 3rd party bulk seeds & stem stock and transferring to and planting at nurseries, and;
vi.	Management of nursery operations from start-up through transfer of established seedlings or cuttings to production fields.
b.	Growing Operations – Nursery-to-Farm Operations
i.	Identification & location of potential sites for production scale farms with final site selections, and;
ii.	Preparation and documentation of planting, cultivation, and harvesting strategies, including a logistics plan for transferring seeds to a central collection and seed oil production site, and;
iii.	Selection of farm sites and negotiation of land leases/purchases and/or farm contracts, and;
iv.	Management of training, land preparation, and seedling & cutting transplantation from nurseries to farms, and;
v.
Oversight of cultivation and farming operations from initial plantation start-up through completed transfer of established seedlings or cuttings to production fields (two plantations of 1,000-Ha each).

Term of Engagement

The Scope of Work will begin on or about August __, 2007. The Trait Selection & Propagation Research and the Growing Operations Start-Up Programs are expected to proceed for twelve months, or until August __, 2008. The term of this Agreement, therefore, will proceed for a period of twelve months or until completion of the Scope of Work, whichever is sooner. The Agreement will automatically renew for successive periods of six (6) months each, unless notified by either party at least sixty (60) days prior to the end of the initial term or any renewal terms. Notwithstanding the foregoing, this Agreement may be terminated for cause by either party should: (i) the other party materially breach this Agreement and the other party does not cure such breach within thirty (30) days after receipt of written notice from the nonbreaching party, or (ii) due to lack of adequate funding which is not cured within thirty (30) days after receipt of written notice from the party desiring to terminate this Agreement.

Positions and Duties

During the Term, and consistent with the Scope of Work provided above, Mobius shall utilize commercially reasonable efforts to provide certain staff to serve in management and operations roles as requested by the Company, or alternatively, at Mobius’ election, to provide services as an independent contractor that are associated with the following roles. These roles may include Chief Operating Officer, Chief Risk Officer, Vice-President Business Development, Risk Manager, Project Developer, Project Manager or other staff that Mobius is qualified to provide and may be reasonably requested by the Company. During the Term, Mobius shall render such administrative, risk and other executive and managerial services to the Company and its affiliates consistent with Mobius’ positions and the by-laws of the Company and as the Chief Executive Officer or President or the Board of Directors of the Company may from time to time reasonably direct. Mobius shall also have the right to designate a person to serve on the Board of Directors as a director of the Company or such subsidiaries of the Company as may from time to time be designated by the Board.

During the Term, Mobius shall report to the Chief Executive Officer or the President of the Company, and shall devote its commercially reasonable efforts to the business and affairs of the Company. Mobius shall perform its duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. In performing its duties and exercising its authority under this Agreement, Mobius shall support and implement the business and strategic plans approved from time to time by the Board of the Company, and directed by the CEO or the President of the Company, and shall support and cooperate with the Company’s efforts to operate in conformity with the business and strategic plans approved by the Board of the Company.

Fees and Payment Terms

Mobius will execute the Scope of Work described above for a fixed monthly retainer fee of $45,000 per month. Monthly retainer fees are payable one month in advance of services, with the first month’s fee payable upon execution of this Agreement. Subsequent payments of monthly retainer fees are due and payable on or before the 20th of the succeeding month.

Expenses

During the Services Period, the Company shall reimburse Mobius for all reasonable pre-approved business expenses incurred during the course of performing its obligations under this Agreement. “Reimbursable Expenses” means all pre-approved reasonable costs and expenses for copy and reproduction, delivery, travel out of area, mileage, lodging, meals, and other project-related incidental costs, or as otherwise determined beforehand by Company and provided to Mobius in writing. Mobius will exercise its commercially reasonable efforts to minimize project expenses consistent with its obligations under this Agreement. All Reimbursable Expenses are payable within 30 days of invoice. Notwithstanding the foregoing, in no cases shall Reimbursable Expenses exceed more than $10,000 per month during the term of this Agreement, unless agreed to in writing by the Company prior to the expenses being incurred.

Confidentiality

Mobius and Company each recognize that, during the course of the Term, each of them may have access to, and that there may be disclosed to them, information of a proprietary nature owned by the other party, including but not limited to records, supplier lists and information, pricing information, data, formulae, design information and specifications, inventions, processes and methods, which is of a confidential or trade secret nature, and which has great value to such party (the “Confidential Information”). Mobius and Company each acknowledge that except for this Agreement, and the Services to be provided hereunder, either party would not have had and would not have access to such Confidential Information, and Mobius and Company each agree that any and all confidential knowledge or Confidential Information which may have been or may be obtained by or disclosed to them hereunder, including but not limited to the information hereinabove set forth, will be held confidential by each of them, that each of them will use reasonable efforts to conceal the same from any and all other persons, including but not limited to their competitors. Notwithstanding anything in this Agreement to the contrary, however, Confidential Information shall not include information which is (i) in or becomes part of the public domain other than by disclosure by such party in violation of this Agreement, (ii) demonstrably known to such party previously without an obligation of confidentiality, (iii) can be demonstrated by such party to have been independently developed by such party outside of this Agreement and not constituting an infringement of any intellectual property rights, trade secrets or other proprietary interest, or (iv) rightfully obtained by such party from third parties without an obligation of confidentiality.

Notwithstanding anything to the contrary, Mobius shall continue to be the sole and exclusive owner of its technical know-how and expertise outside of the Scope of Work set forth in this Agreement, and may utilize such technical know-how and expertise for and on behalf of itself or third parties, and the Company shall have no claims with respect thereto. The Company shall not utilize any of such technical know-how or expertise except for its own intended purposes and will not compete with Mobius in providing the services provided by Mobius hereunder for compensation for a time period of five (5) years after termination of this Agreement. The Company shall own all Mobius technical know-how directly related to the Scope of Work and shall be able to utilize such technical know-how and expertise for and on behalf of itself or third parties, and Mobius shall have no claims with respect thereto. Mobius shall not utilize any of such technical know-how or expertise except for its own intended purposes and will not compete with Company by providing to any third party the services set forth in the Scope of Work for a time period of eighteen (18) months after termination of this Agreement. Mobius shall make prompt written disclosure to Company of all inventions, improvements, discoveries, copyrightable works, or other intellectual property, whether or not patentable or copyrightable, which are made, conceived, reduced to practice, or developed by Mobius, whether solely or jointly with others, during the course of performing consulting services under this Agreement or from any information obtained by Mobius in discussions and meetings with employees or other consultants of Company. Furthermore, Mobius hereby assigns, and agrees to assign, all of Mobius' rights, titles, and interests in such inventions, improvements, discoveries, copyrightable works, and other intellectual property as it relates to biofuels feedstock research, development, implementation, transportation and/or processing

Independent Contractor

Nothing contained herein shall be construed as causing the parties to be partners, co-owners or joint venturers. It is agreed by the parties that Mobius is an independent contractor performing services for Company.

Governing Law

This Agreement shall be construed according to and governed by the laws of the State of Texas. Any disputes under this Agreement shall be tried exclusively in the state or federal courts located in Harris County, Texas.

Notices

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be provided to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to First Party:
Mobius Risk Group LLC
Three Riverway, Suite 1700
Houston, TX 77056
Attention: Casey Ragsdale
Telefax: (713) 877-0405

If to Second Party:
Medical Discoveries, Inc.
c/o Sunhaven Farms
30103 West Gwinn Road
Prosser, WA 99350
Attention: Chairman of the Board, David R. Walker

Final Agreement

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

Headings

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

Drafting

In the event of any ambiguity in this Agreement, such ambiguity shall not be construed against the drafter.

Waiver

No failure or delay on the part of either party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof.

Attorneys’ Fees and Costs

If any party to this Agreement files a court action to enforce or interpret that party’s rights under this Agreement or in connection with any matter arising from this Agreement, then the party deemed to be the prevailing party in that action shall be entitled to recover its/his costs of suit, including expert witness fees, and reasonable attorneys’ fees incurred in connection with that action.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

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SIGNATURE PAGES FOLLOW

Mobius Risk Group, LLC

By:		Date:
Eric J. Melvin
Chief Executive Officer

Medical Discoveries, Inc.

By:		Date:
David R. Walker
Chairman of the Board